Exhibit 99.1

Endurance International Group Reports 2016 Fourth Quarter

and Full Year Results

Fiscal Year 2016

•	GAAP revenue of $1.111 billion

•	Net loss of $81.2 million

•	Adjusted EBITDA of $288.4 million

•	Cash flow from operations of $155.0 million

•	Free cash flow of $111.8 million

•	Total subscribers on platform were approximately 5.371 million at year end 2016

Fourth Quarter 2016

•	GAAP revenue of $292.1 million

•	Net loss of $32.1 million

•	Adjusted EBITDA of $87.0 million

•	Cash flow from operations of $53.2 million

•	Free cash flow of $43.7 million

BURLINGTON, MA (February 16, 2017) — Endurance International Group Holdings, Inc. (NASDAQ: EIGI), a leading provider of cloud-based platform solutions designed to help small and medium-sized businesses succeed online, today reported financial results for its fourth quarter and fiscal year ended December 31, 2016.

“Our fourth quarter and fiscal year results exceeded our revised guidance for revenue, adjusted EBITDA and free cash flow, the result of continued strong performance from Constant Contact and a more disciplined approach to our marketing investments,” commented Hari Ravichandran, chief executive officer and founder of Endurance International Group. “For 2017, we plan to focus on driving improved performance from our key hosting brands, including Bluehost and Host Gator, and building on the solid results we have seen with Constant Contact. We also plan to invest in building brand awareness for these and other key brands, as well as fund operational and infrastructure improvements to enhance the customer product and service experience. We believe this will position us to achieve long term profitable growth and increased free cash flow.”

Full Year and Fourth Quarter 2016 Financial Highlights

•	For fiscal year 2016, revenue was $1.111 billion, an increase of 50 percent compared to $741.3 million in fiscal 2015. Revenue for the fourth quarter of 2016 was $292.1 million, an increase of 51 percent compared to $193.0 million in the fourth quarter of 2015. Revenue for the fiscal year and fourth quarter includes a contribution of $340.9 million and $101.8 million, respectively, from acquisitions, primarily Constant Contact.

•	For fiscal year 2016, net loss was $81.2 million compared to a net loss of $25.8 million for fiscal 2015. Net loss for the fourth quarter of 2016 was $32.1 million compared to a net loss of $9.2 million for the fourth quarter of 2015.

•	For fiscal year 2016, net loss attributable to Endurance International Group Holdings, Inc. was $72.8 million, or $(0.55) per diluted share, compared to a net loss of $25.8 million, or $(0.20) per diluted share, for fiscal 2015. Net loss attributable to Endurance International Group Holdings, Inc. for the fourth quarter of 2016 was $34.9 million, or $(0.26) per diluted share, compared to a net loss of $9.2 million, or $(0.07) per diluted share, for the fourth quarter of 2015.

•	Adjusted EBITDA for fiscal year 2016 was $288.4 million, an increase of 32 percent compared to $219.2 million in fiscal 2015. Adjusted EBITDA for the fourth quarter of 2016 was $87.0 million, an increase of 39 percent compared to $62.5 million in the fourth quarter of 2015.

•	Cash flow from operations for fiscal year 2016 was $155.0 million, a decrease of 13 percent compared to $177.2 million for fiscal 2015. Cash flow from operations for the fourth quarter of 2016 was $53.2 million, an increase of 23 percent compared to $43.4 million for the fourth quarter of 2015.

•	Free cash flow, defined as cash flow from operations less capital expenditures and capital lease obligations, for fiscal year 2016 was $111.8 million, a decrease of 21 percent compared to $141.2 million in fiscal 2015. Free cash flow for the fourth quarter of 2016 was $43.7 million, an increase of 31 percent compared to $33.4 million for the fourth quarter of 2015.

•	Cash flow from operations and free cash flow in fiscal year 2016 were both negatively impacted by an increase of $61.7 million in interest payments and approximately $60.0 million of transaction, restructuring and integration costs, primarily related to the acquisition of Constant Contact.

Full Year and Fourth Quarter Operating Highlights

•	Total subscribers on platform at December 31, 2016 were approximately 5.371 million, compared to approximately 5.439 million subscribers at September 30, 2016 and 4.669 million subscribers at December 31, 2015. See “Total Subscribers” below.

•	Average revenue per subscriber, or ARPS, for fiscal year 2016 was $17.53, compared to $14.18 for fiscal year 2015. ARPS for the fourth quarter of 2016 was $18.02, compared to $14.03 for the fourth quarter of 2015. Excluding the impact of Constant Contact, ARPS for fiscal year 2016 was $13.65, compared to $14.18 for fiscal year 2015 and ARPS for fourth quarter of 2016 was $13.37, compared to $14.03 for the fourth quarter of 2015. See “Average Revenue Per Subscriber” below.

Fiscal 2017 Guidance

The company is providing the following guidance as of the date of this release, February 16, 2017. For the full year ending December 31, 2017, the company expects:

	2016 Actual As reported	Guidance (as of February 16, 2017)*
GAAP revenue	$1.111 billion	4 – 5% increase
Adjusted EBITDA	$288 million	12 – 14% increase
Free cash flow	$112 million	~35% increase

Adjusted EBITDA and free cash flow are non-GAAP financial measures. A reconciliation of these non-GAAP financial measures to their most comparable measure calculated in accordance with GAAP is provided in the financial statement tables included at the end of this press release.

*	Percentage increases shown in the “Guidance” column represent percentage increases over 2016 figures shown in the adjacent column.

Conference Call and Webcast Information

Endurance International Group’s fourth quarter and full year 2016 financial results teleconference and webcast is scheduled to begin at 8:00 a.m. EDT on Thursday, February 16, 2017. To participate on the live call, analysts and investors should dial (888) 734-0328 at least ten minutes prior to the call. Endurance International Group will also offer a live and archived webcast of the conference call, accessible from the Investor Relations section of the company’s website at http://ir.endurance.com.

Non-GAAP Financial Measures

In addition to our financial information presented in accordance with GAAP, we use adjusted EBITDA and free cash flow, which are non-GAAP financial measures, to evaluate the operating and financial performance of our business, identify trends affecting our business, develop projections and make strategic business decisions. A non-GAAP financial measure is a numerical measure of a company’s operating performance, financial position or cash flow that includes or excludes amounts that are included or excluded from the most directly comparable measure calculated and presented in accordance with GAAP.

Our non-GAAP financial measures may not provide information that is directly comparable to that provided by other companies in our industry, as other companies in our industry may calculate non-GAAP financial results differently. In addition, there are limitations in using non-GAAP financial measures because they are not prepared in accordance with GAAP and exclude expenses that may have a material impact on our reported financial results. For example, adjusted EBITDA excludes interest expense, which has been and will continue to be for the foreseeable future a significant recurring expense in our business. The presentation of non-GAAP financial information is not meant to be considered in isolation from, or as a substitute for, the most directly comparable financial measures prepared in accordance with GAAP. We urge you to review the additional information about adjusted EBITDA and free cash flow shown below, including the reconciliations of these non-GAAP financial measures to their comparable GAAP financial measures, and not to rely on any single financial measure to evaluate our business.

Adjusted EBITDA is a non-GAAP financial measure that we calculate as net (loss) income, excluding the impact of interest expense (net), income tax expense (benefit), depreciation, amortization of other intangible assets, stock-based compensation, restructuring expenses, transaction expenses and charges, (gain) loss of unconsolidated entities, and impairment of other long-lived assets. We view adjusted EBITDA as a performance measure and believe it helps investors evaluate and compare our core operating performance from period to period.

Free Cash Flow, or FCF, is a non-GAAP financial measure that we calculate as cash flow from operations less capital expenditures and capital lease obligations. We believe that FCF provides investors with an indicator of our ability to generate positive cash flows after meeting our obligations with regard to capital expenditures (including capital lease obligations).

Key Operating Metrics

Total Subscribers - We define total subscribers as the approximate number of subscribers that, as of the end of a period, are identified as subscribing directly to our products on a paid basis, excluding accounts that access our solutions via resellers or that purchase only domain names from us. Subscribers of more than one brand, and subscribers with more than one distinct billing relationship or subscription with us, are counted as separate subscribers. Total subscribers for a period reflects adjustments to add or subtract subscribers as we integrate acquisitions and/or are otherwise able to identify subscribers that meet, or do not meet, this definition of total subscribers.

Average Revenue Per Subscriber (ARPS) - We calculate ARPS as the amount of revenue we recognize in a period, including marketing development funds and other revenue not received from subscribers, divided by the average of the number of total subscribers at the beginning of the period and at the end of the period, which we refer to as average subscribers for the period, divided by the number of months in the period. See definition of “Total Subscribers” above. We believe ARPS is an indicator of our ability to optimize our mix of products and services and pricing and sell products and services to new and existing subscribers. ARPS does not represent an exact measure of the average amount a subscriber spends with us each month, since our calculation of ARPS is impacted by revenues generated by non-subscribers.

Forward-Looking Statements

This press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements concerning our financial guidance for fiscal year 2017, our anticipated focus areas for 2017, our plans to invest in building brand awareness for key brands and to fund operational and infrastructure improvements to enhance the customer product and service experience, our belief that these investments will position us to achieve long term profitable growth and increased free cash flow, and our expected financial and operational performance in general. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts, and statements identified by words such as “expects,” “believes,” “estimates,” “will,” “may”, “continue”, “confident,” and variations of such words or words of similar meaning and the use of future dates. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that these plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation: that we will be unable to successfully enhance the customer product and service experience and improve customer satisfaction and retention through operational and infrastructure improvements; that we will encounter difficulties or delays in our efforts to build brand awareness of our key brands; that we will be unable to drive revenue growth by increasing ARPS through cross-selling and other product-related initiatives; that we will continue to experience decreases in our subscriber base; an adverse impact on our business from litigation or regulatory proceedings; an adverse impact on our business from our substantial indebtedness and the cost of servicing our debt; the rate of growth of the Small and Medium Business (“SMB”) market for our solutions; our inability to increase sales to our existing subscribers, or retain our existing subscribers; system or Internet failures; our inability to maintain or improve our competitive position or market share; and other risks set forth under the caption “Risk Factors” in our Quarterly Report on Form 10-Q for the period ended September 30, 2016 filed with the SEC on November 4, 2016 and other reports we file with the SEC.

We assume no obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

About Endurance International Group

Endurance International Group Holdings, Inc. (NASDAQ: EIGI) (em)Powers millions of small businesses worldwide with products and technology to vitalize their online web presence, email marketing, mobile business solutions, and more. The Endurance family of brands includes: Constant Contact, Bluehost, HostGator, iPage, Domain.com, BigRock, SiteBuilder and SinglePlatform, among others. Headquartered in Burlington, Massachusetts, Endurance employs more than 4,000 people across the United States, Brazil, India and the Netherlands. For more information, visit: www.endurance.com.

Endurance International Group and the compass logo are trademarks of The Endurance International Group, Inc. Constant Contact, the Constant Contact logo and other brand names of Endurance International Group are trademarks of The Endurance International Group, Inc. or its subsidiaries.

Investor Contact:

Lynn Harrison

Endurance International Group

(781) 852-3450

ir@endurance.com

Press Contact:

Lark-Marie Antón

Endurance International Group

(646) 887-7272

press@endurance.com

Endurance International Group Holdings, Inc.

Consolidated Balance Sheets

(unaudited)

(in thousands, except share and per share amounts)

	December 31, 2015	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$33,030	$53,596
Restricted cash	1,048	3,302
Accounts receivable	12,040	13,088
Prepaid domain name registry fees	55,793	55,444
Prepaid expenses and other current assets	15,675	28,678

Total current assets	117,586	154,108
Property and equipment—net	75,762	95,272
Goodwill	1,207,255	1,859,909
Other intangible assets—net	359,786	612,057
Deferred financing costs	—	4,932
Investments	27,905	15,857
Prepaid domain name registry fees, net of current portion	9,884	10,429
Other assets	4,322	3,710

Total assets	$1,802,500	$2,756,274

Liabilities, redeemable non-controlling interest and stockholders’ equity
Current liabilities:
Accounts payable	$12,280	$16,074
Accrued expenses	45,779	67,722
Accrued interest	5,090	27,246
Deferred revenue	285,945	355,190
Current portion of notes payable	77,500	35,700
Current portion of capital lease obligations	5,866	6,690
Deferred consideration—short term	51,488	5,273
Other current liabilities	3,973	2,890

Total current liabilities	487,921	516,785
Long-term deferred revenue	79,682	89,200
Notes payable—long term, net of original issue discounts of $0 and $25,853, and deferred financing costs of $990 and $43,342, respectively	1,014,885	1,951,280
Capital lease obligations—long term	7,215	512
Deferred tax liability	28,786	39,943
Deferred consideration—long term	813	7,444
Other liabilities	3,524	8,974

Total liabilities	1,622,826	2,614,138

Redeemable non-controlling interest	—	17,753
Commitments and contingencies
Stockholders’ equity:
Preferred Stock—par value $0.0001; 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common Stock—par value $0.0001; 500,000,000 shares authorized; 132,024,558 and 134,793,857 shares issued at December 31, 2015 and December 31, 2016, respectively; 131,938,485 and 134,793,857 outstanding at December 31, 2015 and December 31, 2016, respectively	14	14
Additional paid-in capital	848,740	868,228
Accumulated other comprehensive loss	(1,718)	(3,666)
Accumulated deficit	(667,362)	(740,193)

Total stockholders’ equity	179,674	124,383

Total liabilities, redeemable non-controlling interest and stockholders’ equity	$1,802,500	$2,756,274

Endurance International Group Holdings, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2016	2015	2016
Revenue	$193,043	$292,123	$741,315	$1,111,142
Cost of revenue	108,351	145,011	425,035	583,991

Gross profit	84,692	147,112	316,280	527,151

Operating expense:
Sales and marketing	35,628	68,567	145,419	303,511
Engineering and development	6,801	19,671	26,707	87,601
General and administrative	22,957	34,587	81,386	143,095
Transaction expenses	4,980	27	9,582	32,284

Total operating expense	70,366	122,852	263,094	566,491

Income (loss) from operations	14,326	24,260	53,186	(39,340)

Other income (expense):
Other income (loss), net	—	(4,703)	5,440	1,862
Interest income	98	138	414	576
Interest expense	(15,872)	(40,315)	(58,828)	(152,888)

Total other expense—net	(15,774)	(44,880)	(52,974)	(150,450)

Income (loss) before income taxes and equity earnings of unconsolidated entities	(1,448)	(20,620)	212	(189,790)
Income tax expense (benefit)	2,260	11,362	11,342	(109,858)

Loss before equity earnings of unconsolidated entities	(3,708)	(31,982)	(11,130)	(79,932)

Equity loss of unconsolidated entities, net of tax	5,524	100	14,640	1,297

Net loss	$(9,232)	$(32,082)	$(25,770)	$(81,229)

Net loss attributable to non-controlling interest	—	(841)	—	(15,167)
Excess accretion of non-controlling interest	—	3,624	—	6,769

Total net income (loss) attributable to non-controlling interest	—	2,783	—	(8,398)

Net loss attributable to Endurance International Group Holdings, Inc.	$(9,232)	$(34,865)	$(25,770)	$(72,831)

Comprehensive loss:
Foreign currency translation adjustments	77	(1,591)	(1,281)	(597)
Unrealized gain (loss) on cash flow hedge, net of taxes of $46 and $97, and $46 and ($792) for the three and twelve months ended December 31, 2015 and 2016, respectively	80	515	80	(1,351)

Total comprehensive loss	$(9,075)	$(35,941)	$(26,971)	$(74,779)

Net loss per share attributable to Endurance International Group Holdings, Inc.—basic and diluted	$(0.07)	$(0.26)	$(0.20)	$(0.55)

Weighted-average number of common shares used in computing net loss per share attributable to Endurance International Group Holdings, Inc.—basic and diluted	131,772,156	134,453,029	131,340,557	133,415,732

Endurance International Group Holdings, Inc.

Consolidated Statements of Cash Flows

(unaudited)

(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2016	2015	2016
Cash flows from operating activities:
Net loss	$(9,232)	$(32,082)	$(25,770)	$(81,229)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation of property and equipment	9,361	13,418	34,010	60,360
Amortization of other intangible assets from acquisitions	23,866	37,883	91,057	143,562
Amortization of deferred financing costs	20	1,751	82	6,073
Amortization of net present value of deferred consideration	776	191	1,264	2,617
Amortization of original issuance discount	—	854	—	2,970
Impairment of long lived assets	—	754	—	9,039
Stock-based compensation	9,653	10,049	29,925	58,267
Deferred tax expense (benefit)	1,499	11,305	7,120	(113,242)
Gain on sale of assets	—	(75)	(155)	(243)
(Gain) loss from unconsolidated entities	—	4,703	(5,440)	(1,862)
Loss of unconsolidated entities	5,524	100	14,640	1,297
Dividend from minority interest	—	50	—	100
(Gain) loss from change in deferred consideration	91	13	1,174	(20)
Changes in operating assets and liabilities:
Accounts receivable	83	(2,996)	(1,659)	(1,620)
Prepaid expenses and other current assets	(3,933)	4,274	(13,187)	(4,932)
Accounts payable and accrued expenses	669	7,164	9,926	19,458
Deferred revenue	5,037	(4,199)	34,241	54,366

Net cash provided by operating activities	43,414	53,157	177,228	154,961

Cash flows from investing activities:
Businesses acquired in purchase transaction, net of cash acquired	(24,583)	—	(97,795)	(889,634)
Purchases of property and equipment	(7,976)	(7,942)	(31,243)	(37,259)
Cash paid for minority investment	(1,225)	—	(8,475)	(5,600)
Proceeds from sale of assets	—	434	284	676
Proceeds from note receivable	—	—	3,454	—
Purchases of intangible assets	(32)	—	(76)	(27)
Net (deposits) and withdrawals of principal balances in restricted cash accounts	159	181	50	(557)

Net cash used in investing activities	(33,657)	(7,327)	(133,801)	(932,401)

Cash flows from financing activities:
Proceeds from issuance of term loan	—	—	—	1,056,178
Repayment of term loan	(2,625)	(12,425)	(10,500)	(55,200)
Proceeds from borrowing of revolver	38,000	5,000	147,000	54,500
Repayment of revolver	(41,000)	(38,500)	(130,000)	(121,500)
Payment of financing costs	—	—	—	(52,561)
Payment of deferred consideration	(4,400)	(7,964)	(14,991)	(51,044)
Payment of redeemable non-controlling interest liability	—	—	(30,543)	(33,425)
Principal payments on capital lease obligations	(1,995)	(1,520)	(4,822)	(5,892)
Proceeds from exercise of stock options	1,077	260	2,224	2,564
Capital investment from minority interest partner	—	—	—	2,776

Net cash provided by (used in) financing activities	(10,943)	(55,149)	(41,632)	796,396

Net effect of exchange rate on cash and cash equivalents	54	(233)	(1,144)	1,610

Net increase (decrease) in cash and cash equivalents	(1,132)	(9,552)	651	20,566

Cash and cash equivalents:
Beginning of period	34,162	63,148	32,379	33,030

End of period	$33,030	$53,596	$33,030	$53,596

Supplemental cash flow information:
Interest paid	$14,889	$27,882	$57,338	$119,063
Income taxes paid	$536	$879	$4,510	$4,278
Supplemental disclosure of non-cash financing activities:
Shares issued in connection with the acquisition of Directi	$—	$—	$—	$—
Assets acquired under capital lease	$9,795	$—	$9,795	$—

GAAP to Non-GAAP reconciliation - Adjusted EBITDA

The following table presents a reconciliation of net loss calculated in accordance with GAAP to adjusted EBITDA (all data in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2016	2015	2016
Net loss	$(9,232)	$(32,082)	$(25,770)	$(81,229)
Interest expense, net (including impact of amortization of deferred financing costs and original issuance discount)	15,774	40,177	58,414	152,312
Income tax expense (benefit)	2,260	11,362	11,342	(109,858)
Depreciation	9,361	13,418	34,010	60,360
Amortization of other intangible assets	23,866	37,883	91,057	143,562
Stock-based compensation	9,653	10,049	29,925	58,267
Restructuring expenses	295	582	1,489	24,224
Transaction expenses and charges	4,980	27	9,582	32,284
(Gain) loss of unconsolidated entities(1)	5,524	4,803	9,200	(565)
Impairment of other long lived assets	—	754	—	9,039

Adjusted EBITDA	$62,481	$86,973	$219,249	$288,396

(1)	The (gain) loss of unconsolidated entities is reported on a net basis for the three and twelve months ended December 31, 2015 and 2016. The three months ended December 31, 2016 includes a loss of $4.7 million on the impairment of our 33% equity investment in Fortifico Limited. The three months ended December 31, 2016 also includes a net loss of $0.1 million from our proportionate share of net losses from unconsolidated entities. The twelve months ended December 31, 2016 includes an $11.4 million gain on our investment in WZ UK, Ltd. This gain was generated on January 6, 2016, when we increased our ownership stake in WZ UK from 49% to 57.5%, which required a revaluation of our existing investment to its implied fair value. The twelve months ended also includes a loss of $4.8 million on our investment in AppMachine B.V. This loss was generated on July 27, 2016, when we increased our ownership stake in AppMachine from 40% to 100%, which required a revaluation of our existing investment to its implied fair value. These were also offset by the loss of $4.7 million on Fortifico Limited previously mentioned in this paragraph, and by our proportionate share of net losses from unconsolidated entities of $1.3 million.

The loss of unconsolidated entities is reported on a net basis for the year ended December 31, 2015. The twelve months ended December 31, 2015 includes a $5.4 million gain for the redemption of our equity interest in World Wide Web Hosting, offset by our proportionate share of net losses from unconsolidated entities of $14.6 million.

GAAP to Non-GAAP reconciliation – Free Cash Flow

The following table reflects the reconciliation of cash flow from operations to free cash flow (“FCF”) (all data in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2016	2015	2016
Cash flow from operations	$43,414	$53,157	$177,228	$154,961
Less:
Capital expenditures and capital lease obligations (1)	(9,971)	(9,462)	(36,065)	(43,151)

Free cash flow	$33,443	$43,695	$141,163	$111,810

(1)	Capital expenditures during the three and twelve months ended December 31, 2015 includes $2.0 million and $4.8 million of principal payments under a three year capital lease for software. Capital expenditures during the three and twelve months ended December 31, 2016 includes $1.5 million and $5.9 million of principal payments under a two year capital lease for software. The remaining balance on the capital lease is $7.2 million as of December 31, 2016.

Average Revenue Per Subscriber - Calculation and Segment Detail

Starting with the fourth quarter of 2016, we will present our financial results in two segments. Our Web presence segment is our historical business before the acquisition of Constant Contact, and includes primarily our web hosting products, domains, website builders and related add-on products. Our Email Marketing segment consists of the Constant Contact business, including email marketing, event management, survey tools and the SinglePlatform digital storefront service.

The following table presents the calculation of ARPS, on a consolidated basis and by segment (all data in thousands, except ARPS data):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2016	2015	2016
Consolidated revenue	$193,043	$292,123	$741,315	$1,111,142
Consolidated total subscribers	4,669	5,371	4,669	5,371
Consolidated average subscribers for the period	4,587	5,405	4,358	5,283
Consolidated average revenue per subscriber (ARPS)	$14.03	$18.02	$14.18	$17.53

Web Presence revenue	—	$194,970	—	$784,334
Web Presence subscribers	—	4,827	—	4,827
Web Presence average subscribers	—	4,860	—	4,789
Web Presence ARPS	$—	$13.37	$—	$13.65

Email Marketing revenue	—	$97,153	—	$326,808
Email Marketing subscribers	—	544	—	544
Email Marketing average subscribers	—	545	—	494
Email Marketing ARPS	$—	$59.43	$—	$55.11

The following table presents a reconciliation by segment of net loss calculated in accordance with GAAP to adjusted EBITDA (all data in thousands):

	Three Months Ended December 31, 2016			Twelve Months Ended December 31, 2016
	Web Presence	Email Marketing	Total	Web Presence	Email Marketing	Total

Revenue	$194,970	$97,153	$292,123	$784,334	$326,808	$1,111,142
Gross profit	88,379	58,733	147,112	353,988	173,163	527,151

Adjusted EBITDA	$46,075	$40,898	$86,973	$172,135	$116,261	$288,396
Interest expense, net	17,504	22,673	40,177	70,843	81,469	152,312
Income tax expense (benefit)	13,718	(2,356)	11,362	(76,315)	(33,543)	(109,858)
Depreciation	9,364	4,054	13,418	36,613	23,747	60,360
Amortization of other intangible assets	19,630	18,253	37,883	78,883	64,679	143,562
Stock-based compensation	8,084	1,965	10,049	45,864	12,403	58,267
Restructuring expenses	349	233	582	1,845	22,379	24,224
Transaction expenses and charges	27	—	27	31,300	984	32,284
(Gain) loss of unconsolidated entities(1)	4,803	—	4,803	(565)	—	(565)
Impairment of other long lived assets	754	—	754	9,039	—	9,039

Net income (loss)	$(28,158)	$(3,924)	$(32,082)	$(25,372)	$(55,857)	$(81,229)

(1)	The (gain) loss of unconsolidated entities is reported on a net basis for the three and twelve months ended December 31, 2015 and 2016. The three months ended December 31, 2016 includes a loss of $4.7 million on the impairment of our 33% equity investment in Fortifico Limited. The three months ended December 31, 2016 also includes a net loss of $0.1 million from our proportionate share of net losses from unconsolidated entities. The twelve months ended December 31, 2016 includes an $11.4 million gain on our investment in WZ UK, Ltd. This gain was generated on January 6, 2016, when we increased our ownership stake in WZ UK from 49% to 57.5%, which required a revaluation of our existing investment to its implied fair value. The twelve months ended also includes a loss of $4.8 million on our investment in AppMachine B.V. This loss was generated on July 27, 2016, when we increased our ownership stake in AppMachine from 40% to 100%, which required a revaluation of our existing investment to its implied fair value. These were also offset by the loss of $4.7 million on Fortifico Limited previously mentioned in this paragraph, and by our proportionate share of net losses from unconsolidated entities of $1.3 million.

GAAP to Non-GAAP Reconciliation of Fiscal Year 2017 Guidance (as of February 16, 2017) - Adjusted EBITDA

The following table reflects the reconciliation of fiscal year 2017 estimated net loss calculated in accordance with GAAP to fiscal year 2017 guidance for adjusted EBITDA at the high end of the guidance range (i.e. assuming a 12% increase over 2016 adjusted EBITDA as reported). All figures shown are approximate.

($ in millions)	Twelve Months Ending December 31, 2017
Estimated net loss	$(91)
Estimated interest expense (net)	148
Estimated income tax expense (benefit)	10
Estimated depreciation	56
Estimated amortization of acquired intangible assets	137
Estimated stock-based compensation	57
Estimated restructuring expenses	8
Estimated transaction expenses and charges	—
Estimated (gain) loss of unconsolidated entities	—
Estimated impairment of other long-lived assets	—

Adjusted EBITDA guidance		$325

GAAP to Non-GAAP Reconciliation of Fiscal Year 2017 Guidance (as of February 16, 2017) - Free Cash Flow

The following table reflects the reconciliation of fiscal year 2017 estimated cash flow from operations calculated in accordance with GAAP to fiscal year 2017 guidance for free cash flow. All figures shown are approximate.

($ in millions)	Twelve Months Ending December 31, 2017
Estimated cash flow from operations	$205
Estimated capital expenditures and capital lease obligations	(55)

Free cash flow guidance		$150